EXHIBIT 10.15

                                A G R E E M E N T
                                -----------------

         THIS AGREEMENT is made and entered into this 25th day of April, 1997, by and among Reliv' International, Inc. ("Reliv"), Avogen, Inc. ("Avogen"), Conkle & Olesten PLC ("Conkle") and Richard Huber ("Huber").

         WHEREAS, Reliv and Avogen entered into an agreement dated July 1, 1995, whereby Avogen granted Reliv a certain license for the marketing and sale of a skin care line of products utilizing technology developed by Avogen (the "Avogen Agreement");

         WHEREAS, Reliv, Avogen and Conkle entered into an agreement dated July 1, 1995, whereby Conkle assigned its rights in such technology to Avogen, in order to allow Avogen to enter into the Avogen Agreement with Reliv (the "Conkle Agreement");

         WHEREAS, Reliv and Huber entered into an agreement dated July 1, 1995, whereby Huber was to provide certain consulting services to Reliv (the "Huber Consulting Agreement");

         WHEREAS, certain disputes have arisen between the parties relating to such agreements resulting in a mediation proceeding before Judge Eli Chernow, as mediator (the "Mediation");

         WHEREAS, the parties have reached a settlement of their disputes;

         NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

         1. Amendment to Avogen Agreement. The Avogen Agreement shall be amended by including the following provisions effective as of the date of this
Agreement:

                  1.1 Transfer of Technology. Upon payment of the sum specified in paragraph 1.2 below, Avogen and Huber transfer to Reliv the Technology and agree to transfer all technical information regarding the production of MW302 to Reliv and will cooperate fully with Reliv to effect such transfer. Reliv hereby designates David Huesgen as the individual to receive such information and promptly upon the execution of this Agreement, Huber shall meet with such individual to transfer such information. The transfer of information shall include an actual demonstration of the process now in use for the production of MW302 as well as all ingredients, methods of production and manufacture, sources of supply, and other information necessary for production of MW302. Such individual shall execute a confidentiality agreement and shall agree not to use or disclose such information except as set forth in this Agreement. Reliv agrees that it shall not disclose such technical information nor shall Reliv use such information, unless and until Avogen and Huber shall (i) fail to provide MW302 to Reliv as required by Reliv from time to time and/or (ii) Reliv and Avogen shall enter into a separate agreement regarding the royalties payable with respect to the production and sale of MW302.






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                  1.2 Payment.  Upon the transfer of the  Technology as provided in paragraph 1.1 above, Reliv shall pay the amount of $60,000. Such amount shall constitute an advance payment of royalties and Reliv shall be deemed to have paid all minimum royalties as provided for in paragraph 5.3 and the Minimum Amount as provided for in paragraph 3.5 in full through June of 1997. In the event Reliv purchases any product during such period it may apply such advance payment against any royalties due and owing on such purchases. All of the funds provided under this paragraph 1.2 shall be used by Avogen solely for the purposes of developing a system for the commercial production of MW302. The funds shall be paid to and held by Conkle and shall be released by Conkle to Avogen only upon receipt of written verification from Avogen that such funds will be used for the purposes as set forth above. Such verification shall be signed by an executive officer of Avogen and shall set forth in reasonable detail the use of such funds. Avogen shall provide Reliv a monthly detailed accounting of the use of such funds, in such form as Reliv shall prescribe, until such time as all the funds have been applied.

                  1.3 Defective Pathway/ Past Due Minimum Royalty. The parties agree that Avogen's liability to Reliv for the defective batches of Pathway product delivered to Reliv shall be settled for the amount of $30,000. The parties further agree that the total amount due and owing Avogen by Reliv for minimum royalties under paragraph 5.3 to the date of this Agreement is $30,000. The parties agree to apply and offset such obligations against each other.

                  1.4 Supply of MW302. Avogen and Huber agree that they shall use their best efforts to supply Reliv's requirements of MW302, as ordered by Reliv. The MW302 shall be supplied to Reliv at Avogen's cost of production for such product and all royalties thereon shall be deemed paid through June of 1997. Avogen and Huber agree that they shall provide Reliv with the best and most favored client status, and shall not produce or sell, or have produced or sold, MW302 for any person other than Reliv if, at the time, there shall be any outstanding unfilled orders from Reliv therefor.

                  1.5 Non-Exclusive License. Commencing on July 1, 1997, the license granted to Reliv shall be non-exclusive and Avogen shall be entitled to make, use, sell and grant licenses to make and use the Rights, except that Reliv shall retain the exclusive worldwide license to practice and use the Rights with respect to the manufacture, sale or other disposition of Reliv's current line of Commercial Products. Reliv's exclusive license shall not extend to any product which is not one of Reliv's then Commercial Products. Avogen will grant no license or right that would limit or restrict the non-exclusive and exclusive rights granted to Reliv hereunder. However, the license shall not preclude Avogen from practicing, using, selling or licensing the Rights in a manner that would not limit or restrict the non-exclusive and exclusive rights granted to Reliv hereunder. For example, Avogen could license use of MW302 in Asia, in a product not constituting a Commercial Product. In the event Reliv and Avogen enter into an agreement to license additional products or product lines that constitute a line extension(s) for Reliv, Avogen will not subsequently grant any further license or right that would limit or restrict Reliv's rights to such products or product lines as set forth in such agreement. Effective July 1, 1997, the provisions of







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         Sections 3.5 and 5.3 of this Agreement  regarding Minimum Royalties and
         Minimum Royalty Payments shall be void and of no further force or effect.

                  1.6  Royalty.   The  royalty   payable  with  respect  to  the
         manufacture and sale of MW302 shall be as set forth on Exhibit A attached hereto.

                  1.7 Certain Covenants. As the license granted to Reliv' shall be non-exclusive after July 1, 1997 (except with respect to its current Commercial Products for which the license shall remain exclusive), the provisions of paragraph 15.1.4(a) containing covenants against providing products utilizing the Technology in the Field to other parties, shall not apply to products other than the Commercial Products. The other provisions of 15.1.4(a) relating to owning or operating a Conflicting Organization, the other provisions of paragraph 15, and paragraph 7 relating to Confidential Information shall remain in full force and effect. The principal officers and shareholders of Avogen have executed agreements consistent with paragraphs 7 and 15 and, to the extent that this Agreement is amended and modified with respect to Avogen, those agreements shall also be modified to the same extent with respect to such principals.

         2. Amendment to Conkle Agreement. The Conkle Agreement shall be amended by including the following provision:

                  2.1 Waiver. Conkle has entered into an agreement with Avogen whereby it shall receive a portion of the payments made by Reliv' to Avogen pursuant to the terms of the Avogen Agreement. Conkle agrees that for as long as the Avogen Agreement is in effect and has not been terminated, and for long as Conkle shall have received its portion of payments made by Reliv' to Avogen pursuant to its agreement with Avogen, it will not assert any claim against Reliv' with respect to the License or Rights which are the subject of the Avogen Agreement, and will not take any actions, as assignee of such rights, which will affect Reliv's rights under the Avogen Agreement including, without limitation, terminating this Agreement (Conkle agreement). In the event Avogen fails to remit to Conkle a portion of the payments received by Reliv' as agreed between Conkle and Avogen, Conkle shall notify Reliv' and Reliv' shall have the right, but not the obligation, to make a payment directly to Conkle equal to the amount Conkle is due under its agreement with Avogen. The amount due to Avogen from Reliv' shall be reduced by the amount of such payment to Conkle and Avogen agrees and consents to such direct payment.

         3. Mutual Release. Effective from and after the date hereof, Avogen, Huber and Conkle, on the one hand, and Reliv, on the other, acting for themselves and for any and all of their respective employees, agents, attorneys, predecessors, successors and all other lawful representatives, do hereby forever release, acquit, forgive and fully discharge each other and the other's employees, agents, attorneys, predecessors, successors and all other lawful representatives, from any and all past, present or future claims, losses, actions, causes of actions, demands, rights, damages, injuries, costs, loss of services, expenses and compensation, whether known or unknown, disclosed or undisclosed, legal or equitable, foreseen or unforseen, fixed or contingent, by statute, in contract or in tort or otherwise, together with any and all consequential, special or other damages







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relating  thereto  (collectively  the "Claims")  which each may have or ever may have had, or which may hereafter accrue on account of or in any way arising out of or attributable to (i) the matters set forth or averred in the Mediation,
(ii) any matters resulting out of the operation or performance of the License Agreement, Conkle Agreement or Huber Consulting Agreement and (iii) all actions or inactions done by any of the other party prior to the date hereof; excepting only those Claims arising out of the failure to perform the terms, conditions and obligations, or breach of any representation, warranty or covenant of this Agreement and all continuing and future obligations under the Avogen Agreement, Conkle Agreement and Huber Consulting Agreement. There are no releases between Avogen, Huber and Conkle.

         4. Remaining Terms. Except as amended hereby, the terms of the Avogen Agreement and Conkle Agreement shall remain in full force and effect.

         5. Non-Disclosure. Neither party to this Agreement shall disclose either the existence or the contents of this Agreement to any persons except its own authorized management personnel.

                                                RELIV' INTERNATIONAL, INC.


                                       By:       /s/ Robert L. Montgomery
                                                -------------------------
                                                Authorized Officer

                                                AVOGEN, INC.


                                       By:       /s/ Richard Huber
                                                ------------------
                                                Authorized Officer

                                                CONKLE & OLESTEN PLC


                                       By:       /s/ Christina Olesten
                                                ----------------------
                                                Authorized Officer


                                                 /s/ Richard Huber
                                                -------------------
                                                RICHARD HUBER









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